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                                                                     Exhibit 3.1

          FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF CDF
                               FINANCING, L.L.C.

                  FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment") dated as of April 1, 2003 between General Electric Capital Services, Inc. ("GECS") and Deutsche Floorplan Receivables, L.P. (the "Limited Partnership"; the Limited Partnership and GECS may be referred to herein collectively as the "Initial Members").

                              Preliminary Statement

                  The Initial Members have formed a limited liability company (the "Company") under the Delaware Limited Liability Company Act, as amended from time to time (the "Act"), and are party to a Limited Liability Company Agreement with respect to the Company, dated as of December 31, 2002 (the "Limited Liability Company Agreement").

                  The Initial Members wish to amend the Limited Liability Company Agreement as set forth herein.

ARTICLE I. Definitions.

                  SECTION 1.1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the "Definitions Addendum" attached to the Limited Liability Company Agreement and shall otherwise have the meanings assigned to such terms in the Act.

ARTICLE II. Amendments.

                  SECTION 2.1. Amendment to Section 8.1. Section 8.1 of the Limited Liability Company Agreement is hereby amended to state in its entirety as set forth below:
                           "SECTION 8.1. Management.

                                    (a)      Management of the Company is vested
in the Persons appointed by GECS (GECS may be referred to from time to time as the "Controlling Member") from time to time (each a "Manager"). Each Manager shall be a manager within the meaning of the Act. Each Manager shall perform duties as Manager as set forth in this Agreement and in the Act and may enter into contracts with Persons on behalf of the Company and engage in activities on behalf of the Company, including without limitation issuing, delivering and executing contracts, agreements and other documents in connection therewith, in each case in accordance with Section 4.1.

                                    (b)      Any action to be taken by or on
behalf of the Company (including without limitation the filing of a registration statement with the Securities and Exchange Commission, the filing of any amendment to any such registration statement and any activity contemplated by
Section 4.1) may be authorized or approved by a majority of the Managers, without the vote, consent or approval of any Member. Any authorization or approval

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by a majority of the Managers may occur either: (i) by a vote of a majority of the Mangers; or (ii) without a vote and without a meeting if a consent or consents in writing shall be signed by a majority of the Managers.

                                    (c)      Nothing in this Section 8.1 shall
override Section 16.1."

                  SECTION 2.2. Amendment to Section 15.1. Section 15.1 of the Limited Liability Company Agreement is hereby amended to state in its entirety as set forth below:

                  "SECTION 15.1 Duration and Dissolution. The Company shall not be dissolved and its affairs shall not be wound up solely upon the withdrawal or termination of a Member (other than the last remaining Member). The Company shall be dissolved and its affairs shall be wound up upon the affirmative vote or written consent of either of the Initial Members; provided that no such dissolution (or any liquidation, consolidation, merger, asset sale (other than as provided for in the Pooling and Servicing Agreement, any Supplement thereto or any other "Related Document" as defined in the Pooling and Servicing Agreement) or amendment of its organization documents) shall occur during such time as any Series of Investor Certificates is outstanding."

                  SECTION 2.3. Amendment to Section 16.1. Section 16.1 of the Limited Liability Company Agreement is hereby amended to state in its entirety as set forth below:

                  "SECTION 15.1 Bankruptcy. Except by the unanimous consent of all Managers (at least one of whom at the time of such vote must be an Independent Manager), the Company shall not file a voluntary petition in bankruptcy, consent to or acquiesce in an involuntary petition or otherwise seek relief under Title 11 of the United States Code or any successor statute thereto, or under any similar applicable state law."

                  SECTION 2.4. New Article XVII. The Limited Liability Company Agreement is hereby amended by inserting the following Article XVII after
Article XVI:

                                 "ARTICLE XVII.

                  Section 17.1 Separate Identity. In order to maintain a separate identity from its Members or any other Person, the Company shall at all times (i) maintain books and records separate from any other Person; (ii) avoid commingling its assets with those of any other Person (including the Members of the Company); (iii) conduct its business in its own name; (iv) maintain financial statements separate from any other entity; (v) pay its own liabilities out of its own funds; (vi) observe all organizational formalities under the Act or this Agreement; (vii) maintain an arm's length relationship with its Affiliates (including the Members of the Company); (viii) not guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person; (ix) allocate reasonable overhead expenses for office space shared with any other entity; (x) use its own stationery, invoices and checks; (xi) avoid pledging its assets for the benefit of any other Person; and (xii) hold itself out as a separate entity; provided that this Section shall not prevent (x) the servicing and collection activities of the "Servicer" pursuant to the Pooling and Servicing Agreement or
(y) the Company from agreeing to provide indemnification to underwriters and purchasers

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pursuant to underwriting agreements and purchase agreements relating to the sale of Investor Certificates.

                  Section 17.2. Independent Manager. Notwithstanding Section 8.1 of this Agreement, the Company shall at all times have at least one Independent Manager.

                  Section 17.3. Additional Debt. The Company shall incur no debt or contingent liabilities (other than debt or contingent liabilities (x) pursuant to the Pooling and Servicing Agreement or any Supplement thereto or related to the Investor Certificates or (y) contemplated by underwriting agreements and purchase agreements relating to the sale of Investor Certificates), unless (a) such additional debt or contingent liability is non-recourse to the Company or any assets of the Company (other than cash flows in excess of amounts necessary to pay amounts relating to the outstanding Series of Investor Certificates) and does not constitute a claim against the Company to the extent that funds are insufficient to pay such additional debt or contingent liability and (b) (i) such additional debt or contingent liability is rated by a Rating Agency (as such term is defined in the Pooling and Servicing Agreement) the same as or higher than the outstanding Series of Investor Certificates or
(ii) such additional debt or contingent liability is subordinated to the outstanding Series of Investor Certificates.

                  Section 17.4. Dissolution. Upon the dissolution of the Company pursuant to Section 15.1 of this Agreement, (i) subject to the terms of the Pooling and Servicing Agreement and all Supplements thereto, the Trustee (as defined in the Pooling and Servicing Agreement) shall have the ability to retain the Trust Assets (as defined in the Pooling and Servicing Agreement) and continue to pay scheduled principal and interest payments on the outstanding Series of Investor Certificates or to liquidate the Trust Assets (as defined in the Pooling and Servicing Agreement) in the event the proceeds of Receivables would be insufficient to repay all amounts due, and (ii) subject to the terms of the Pooling and Servicing Agreement, the assets of the Company shall not be liquidated without the consent of 100% of the holders of the outstanding Series of Investor Certificates (for the avoidance of doubt, this clause (ii) shall not apply to Trust Assets).

                  Section 17.5 Qualification. The Company shall at all times be qualified to transact business in the states where the tangible assets of the Company are located.

                  Section 17.6 Interests of Creditors. When acting on matters subject to the vote of the Members, notwithstanding that the Company may be insolvent, the Members and the Independent Manager shall take into account the interests of the Company's creditors."

ARTICLE III. Miscellaneous.

                  SECTION 3.1. Headings. The titles of Sections of this Amendment are for convenience or reference only and shall not define or limit any of the provisions of this Amendment.

                  SECTION 3.2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

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                  SECTION 3.3. Separability of Provisions. Each provision of this Amendment shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.

                  SECTION 3.4. Further Assurances. Each Initial Member agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Amendment.

                  SECTION 3.5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original of this Amendment.

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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date first above written.

                                       GENERAL ELECTRIC CAPITAL
                                        SERVICES, INC.

                                       By: /s/ Steve Kluger
                                           -------------------------------
                                       Name: Steve Kluger
                                       Title: Vice President

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                                       DEUTSCHE FLOORPLAN
                                        RECEIVABLES, L.P.

                                       By: Deutsche Floorplan Receivables, Inc.,
                                       its general partner

                                       By:  /s/ Joseph B. Thomas
                                            --------------------
                                       Name: Joseph B. Thomas
                                       Title:  Treasurer